EXHIBIT 10.2

[FORM OF] BARNES & NOBLE.COM DIGITAL PRODUCTS DEVICE

DEVELOPMENT INCENTIVE BONUS PLAN

PARTICIPATION AGREEMENT

Participant:_[Name]

Barnes & Noble.com has developed its Digital Products Device Development Incentive Bonus Plan as a means to reward those employees who contribute to the success of eReader Device Development. The Company is pleased to offer you the opportunity to participate in the Plan. Your bonus opportunity will be based on [•]% of Net Device Sales Revenue, as defined in the Plan document, and will be awarded in accordance with the terms of the Plan. Part of the eligibility determination under the Plan is a requirement that you execute this Participation Agreement. By signing below, you acknowledge and agree that: (i) your participation in the Plan is controlled by the Plan document and that you must meet all of the eligibility criteria in the Plan for the payment of a Bonus Amount; (ii) the determination with regard to a Bonus Amount and the timing of the payment of any Bonus Amount is subject to all of the terms of the Plan, including any future amendments or changes to the Plan; (iii) you will keep confidential and agree that you shall not disclose orally or in writing, directly or indirectly, to any person (other than to the members of your immediate family) the existence or terms of this Participation Agreement, and (iv) this Participation Agreement is not a guarantee of continued employment.

Acknowledged and Agreed:

[Name]

Date

PLEASE RETURN YOUR SIGNED AGREEMENT TO:

John Heaney

Vice President

Human Resources

Barnes& Noble.com

76 Ninth Avenue

New York, New York 10011